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                                                                    EXHIBIT 99.1

                                                                    News Release

       TranSwitch Corporation Announces $250 Million Private Offering of
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                               Convertible Notes
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(Shelton, CT) September 1, 2000 --- TranSwitch Corporation (NASDAQ:TXCC)
announced today that it intends to offer, subject to market and other conditions, $250 million of Convertible Notes due 2005 (plus an additional amount of up to $ 37.5 million at the option of the purchasers) in a private placement. The notes will be convertible into the Company's common stock at the option of the holder, at a price to be determined.

The offering is expected to close in September 2000. The Company intends to use the net proceeds of the anticipated offering for general corporate purposes, including working capital. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies if the opportunity arises.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements regarding TranSwitch and its operations involve risks and uncertainties, including without limitation risks of dependence on third-party VLSI fabrication facilities, intellectual property rights, and litigation; risks in technology development and commercialization; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks associated with competition and competitive pricing pressures; risks associated with foreign sales and high customer concentration; risks associated with acquiring new businesses; risks of failing to attract and retain key managerial and technical personnel; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.


For more information contact:
Michael F. Stauff
Chief Financial Officer
TranSwitch Corporation
Phone: 203/929-8810
Fax: 203/926-9453